Exhibit 14.1

CODE OF ETHICS

1.	BACKGROUND & OBJECTIVES

1.1	Policies Covered in this Document

This document covers DLocal Limited’s (“DL” or the “Company”) policy on Anti-bribery and corruption; Internal reporting mechanism to report malpractices (whistleblowing) and receiving gifts and hospitality by employees of DL.

1.2	Purpose and Scope of this Code of Ethics

This Code lays down the ethical commitments that apply within DL. The scope is to establish guiding principles and rules to ensure a common vision of ethical standards by all employees.

This Code of Ethics shall apply to all employees, regardless of their position, within the scope of their functions. Each employee shall be asked to read this Code of Ethics and affirm (through signature) that he/she has understood the contents and agrees to comply with them.

1.3	Compliance with applicable Regulations

Employees shall perform their duties in compliance with this Code as well as:

•	All legislative and regulatory provisions and professional standards applicable

•	All applicable policies and internal procedures

•	Any rules of ethics that are imposed on the licensed activity by the competent authority/ies

1.4	Adherence to this Code of Ethics

Failure to comply with this Policy and any related procedures may result in disciplinary action being taken and may also give rise to criminal charges and other sanctions as may be applicable under relevant law.

2.	ANTI-BRIBERY AND CORRUPTION (herein referred to as ABC)

For the purposes of this Code of Ethics, ‘Bribery/corruption’ includes the giving of bribes; receiving of bribes; bribing of public officials; and / or failure to act on becoming aware of bribery / corrupt practices.

Responsibility

While each employee is responsible for ensuring that the ABC requirements are satisfied, the Board shall be ultimately responsible to ensure that appropriate and effective policies, procedures and controls are in place.

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Principle

DL does not participate in bribery / corrupt practices and will not tolerate employees or third parties connected to it who give or receive bribes (whether or not he/she is a public official) as well as failing to act on becoming aware of bribery / corrupt practices.

Obligations of the Employee Employees must at all times:

•	comply with their ABC requirements under this Code;

•	not engage in practices that involve, or may be perceived as involving, bribery and / or corruption;

•	immediately report any bribery or corrupt practices as noted hereunder

Employees must immediately report, in writing, to their immediate superior (or the Managing Director if the person involved is their superior) any knowledge or suspicion of bribery / corrupt practices of which they become aware (whether the breach was committed by them or by a third party) in connection with DL’s business. All details are to be adequately recorded

The Manager receiving the report shall be responsible for ensuring that the report is appropriately dealt with and investigated accordingly. The Compliance Officer shall also be informed as soon as possible and may consider, where appropriate, and after consulting with any DL Director, whether to report the breach to any appropriate regulatory authority.

Business partners

As part of its due diligence procedure, DL generally requires confirmations from its business partners that they do not engage in illegal activity such as bribery and corrupt practices.

3.	INTERNAL REPORTING MECHANISM TO REPORT MALPRACTICES (WHISTLEBLOW)

Employees are strongly encouraged to speak up about behaviours and practices in relation to wrongdoing or unethical behaviour. When colleagues feel empowered to challenge actions that they believe put the business or customers at risk, they reinforce the commitment to the correct culture. DL is committed at ensuring the right environment to:

•	Raise legitimate concerns;

•	Investigate these concerns fairly and thoroughly; and

•	Rectify these concerns when required.

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NOTE:

Whistleblowing is generally focused on raising concerns in the public interest. Concerns such as unfair treatment, unprofessional behaviour and poor management should be dealt with under local human resources processes.

4.	RECEIVING GIFTS AND HOSPITALITY

For the purposes of this Code of Ethics, the term ‘gifts’ shall include any benefit, payment, cash, service, present, donation, offering, contribution, handout, access to confidential information, employment offer; whether tangible or intangible.

4.1	Soliciting/ Inducements

It is strictly prohibited for any employee to directly or indirectly solicit a gift from any client, counterparty, supplier or business related third party, either for the benefit of themselves or for the benefit of other employees.

An employee may not offer or accept any inducement (in whatever form) where the intention, or perceived intention, of the offer is to incite the employee into performing or omit to perform certain actions.

4.2	Receiving or offering gifts

Principle

Employees shall refuse to accept (or offer) any gifts, services or any other benefit in whatever form which could be interpreted as being anything other than a demonstration of appreciation expected from the existing relation or that could likely lead (or be interpreted as such) to effect their independence in taking any decision.

Notification

In all cases, an employee must inform his/her superior, as soon as practicable, that a gift has been offered or received together with reason thereof. Particularly, where the gift offered to, or by, employees carries a value of €50 or more, such must be declared and approved by the immediate superior prior to the giving or receipt thereof, where practicable.

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Exclusion

Any gifts of a modest value (e.g. company pens, maximum of two tickets to an event, company clothing or other merchandise) may be offered or accepted and shall be considered excluded from the scope of this Code.

4.3	Hospitality and Entertainment

Hospitality and entertainment can sometimes benefit and/or facilitate business relationships and usually takes the form of a social event or dinner event.

In all cases hospitality and entertainment should be:

•	declared to the immediate superior together with reason thereof

•	appropriate to the image of the company

•	should not create any obligation to accept or return a favour

•	should not make employee feel compromised after such event

Apart from the exclusion hereunder, where the entertainment carries a value of €100 or more, such must be declared and approved by the immediate superior prior to the giving or receipt thereof, where practicable.

Exclusion

For the purposes of this policy reasonable business related meals are excluded from the requirements set out below, as they are deemed necessary and useful to promote or expedite business related.

4.4	Financial relations

Employees shall not, under any circumstance, enter into any financial relation whatsoever with a customer of DL on a personal basis.

4.5	Consultation

When in doubt as to whether the offering or receiving of any gift, hospitality, entertainment, benefit or inducement is appropriate, employees are required to consult their immediate superior accordingly.

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4.6	Others

In exceptional circumstances where the gift is deemed inappropriate the Management reserves the right to instruct that the gift be returned to the sender or donated to an officially registered charity accordingly as may be deemed appropriate.

In so far as it is practicable, employees are encouraged to share with their respective teams and other DL employees any gift they may have legitimately received.

If any disclosed gift is given regularly, employees shall as far as practicable ensure that the gift is enjoyed on a rotation system between the employees.

5.	THE DUTIES/ROLE OF EMPLOYEES

Employees are instructed to inform their superiors, immediately, upon becoming aware of any possible malfunction or breach of any provision of this Code of Ethics.

Employees are encouraged to utilise, where necessary, the whistleblowing facility mentioned in this Code of Ethics.

In case of any doubt on the application of any provision relating to this Code of Ethics, the employees must inform their immediate superior thereof.

6.	COMPLIANCE WITH THIS CODE

Supervision of the proper application of this Code of Ethics must be ensured by Management, through the daily control it exercises on the work of employees. Upon becoming aware, Management is expected to report to the Managing Director any behaviour that would appear to not comply with these rules.

7.	REVIEW

A review of this Code of Ethics will be conducted by the Managing Director and, where necessary, any changes are reported to the Board of Directors on alternate years or before if so required.

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